FINAL TERM SHEET

RFMSI SERIES 2006-S10 TRUST
MORTGAGE PASS-THROUGH CERTIFICATES,
SERIES 2006-S10

RESIDENTIAL FUNDING MORTGAGE SECURITIES I, INC.
Depositor
(Commission File No. 333-131201)

RESIDENTIAL FUNDING COMPANY LLC
Sponsor and Master Servicer

U.S. BANK NATIONAL ASSOCIATION
Trustee

CITIGROUP GLOBAL MARKETS INC.
Lead Underwriter

THE  DEPOSITOR  HAS FILED A  REGISTRATION  STATEMENT  (INCLUDING A BASE  PROSPECTUS)  WITH THE
SECURITIES  AND EXCHANGE  COMMISSION,  OR SEC,  FOR THE  OFFERING TO WHICH THIS  COMMUNICATION
RELATES.  BEFORE  YOU  INVEST,  YOU  SHOULD  READ THE  BASE  PROSPECTUS  IN THAT  REGISTRATION
STATEMENT  AND  OTHER  DOCUMENTS  THE  DEPOSITOR  HAS  FILED  WITH THE SEC FOR  MORE  COMPLETE
INFORMATION  ABOUT THE DEPOSITOR AND THE  OFFERING.  YOU MAY GET THESE  DOCUMENTS AT NO CHARGE
BY  VISITING  EDGAR ON THE SEC WEB SITE AT  WWW.SEC.GOV.  ALTERNATIVELY,  THE  DEPOSITOR,  ANY
UNDERWRITER  OR ANY DEALER  PARTICIPATING  IN THE  OFFERING  WILL ARRANGE TO SEND YOU THE BASE
PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1 (877) 858-5407.

THIS TERM SHEET IS NOT REQUIRED  TO, AND DOES NOT,  CONTAIN ALL  INFORMATION  THAT IS REQUIRED
TO  BE  INCLUDED  IN  THE   PROSPECTUS   AND  THE   PROSPECTUS   SUPPLEMENT  FOR  THE  OFFERED
CERTIFICATES.   THE  INFORMATION  IN  THIS  TERM  SHEET  IS  PRELIMINARY  AND  IS  SUBJECT  TO
COMPLETION OR CHANGE PRIOR TO THE TIME OF SALE.

THE  INFORMATION  IN THIS  FREE  WRITING  PROSPECTUS,  IF  CONVEYED  PRIOR TO THE TIME OF YOUR
COMMITMENT TO PURCHASE ANY OF THE OFFERED  CERTIFICATES,  SUPERSEDES  INFORMATION CONTAINED IN
ANY  PRIOR  SIMILAR  TERM  SHEET,  THE  TERM  SHEET  SUPPLEMENT  AND ANY  OTHER  FREE  WRITING
PROSPECTUS RELATING TO THOSE OFFERED CERTIFICATES.

THIS TERM SHEET AND THE RELATED TERM SHEET SUPPLEMENT IS NOT AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER, SOLICITATION
OR SALE IS NOT PERMITTED.

NOVEMBER 7, 2006

         IMPORTANT NOTICE ABOUT INFORMATION PRESENTED IN ANY FINAL TERM SHEET FOR ANY
        CLASS OF OFFERED CERTIFICATES, THE TERM SHEET SUPPLEMENT AND THE RELATED BASE
                     PROSPECTUS WITH RESPECT TO THE OFFERED CERTIFICATES

We  provide  information  to you  about the  offered  certificates  in three or more  separate documents that provide progressively more detail:

        -      the related base  prospectus,  dated  October 26, 2006 which  provides  general information, some of which may not apply to the offered certificates; and

        -      the related  prospectus  supplement,  dated  October 26, 2006,  which  provides information about the offered certificates.

This  term  sheet  provides  a  very  general   overview  of  certain  terms  of  the  offered
certificates  and does not contain all of the  information  that you should consider in making your  investment  decision.  To  understand  all of  the  terms  of a  class  of  the  offered certificates,  you should read  carefully this document,  the prospectus  supplement,  and the base prospectus.

The related base prospectus and prospectus supplement filed by the depositor has been filed in connection with the offered certificates, and may be found on, the SEC's website at
www.sec.gov.

The registration statement to which this offering relates is Commission File Number
333-131201.

If the description of the offered certificates in this term sheet differs from the description of the senior certificates in the related base prospectus or the prospectus supplement, you should rely on the description in the related base prospectus and the prospectus supplement.  Defined terms used but not defined herein shall have the meaning ascribed thereto in the prospectus supplement and the related base prospectus.

THE  INFORMATION  IN THIS  TERM  SHEET,  IF  CONVEYED  PRIOR TO THE  TIME OF YOUR  CONTRACTUAL
COMMITMENT TO PURCHASE ANY OF THE  CERTIFICATES,  SUPERSEDES ANY INFORMATION  CONTAINED IN ANY
PRIOR SIMILAR MATERIALS  RELATING TO THE  CERTIFICATES.  THE INFORMATION IN THIS TERM SHEET IS
PRELIMINARY,  AND IS SUBJECT TO  COMPLETION OR CHANGE.  THIS TERM SHEET IS BEING  DELIVERED TO
YOU SOLELY TO PROVIDE YOU WITH  INFORMATION  ABOUT THE OFFERING OF THE  CERTIFICATES  REFERRED
TO IN THIS TERM SHEET AND THE TERM SHEET  SUPPLEMENT  AND TO SOLICIT AN OFFER TO PURCHASE  THE
CERTIFICATES,  WHEN,  AS AND IF  ISSUED.  ANY SUCH OFFER TO  PURCHASE  MADE BY YOU WILL NOT BE
ACCEPTED  AND WILL NOT  CONSTITUTE  A  CONTRACTUAL  COMMITMENT  BY YOU TO PURCHASE  ANY OF THE
CERTIFICATES, UNTIL WE HAVE ACCEPTED YOUR OFFER TO PURCHASE THE CERTIFICATES.

THE  CERTIFICATES  REFERRED TO IN THESE  MATERIALS ARE BEING SOLD WHEN, AS AND IF ISSUED.  THE
ISSUING  ENTITY IS NOT OBLIGATED TO ISSUE SUCH  CERTIFICATES  OR ANY SIMILAR  SECURITY AND THE
UNDERWRITER'S  OBLIGATION TO DELIVER SUCH  CERTIFICATES IS SUBJECT TO THE TERMS AND CONDITIONS
OF THE  UNDERWRITING  AGREEMENT WITH THE DEPOSITOR AND THE  AVAILABILITY OF SUCH  CERTIFICATES
WHEN,  AS AND IF  ISSUED  BY THE  ISSUING  ENTITY.  YOU ARE  ADVISED  THAT  THE  TERMS  OF THE
CERTIFICATES,  AND THE  CHARACTERISTICS  OF THE  MORTGAGE  LOAN POOL  BACKING  THEM MAY CHANGE
(DUE,  AMONG OTHER THINGS,  TO THE POSSIBILITY  THAT MORTGAGE LOANS THAT COMPRISE THE POOL MAY
BECOME  DELINQUENT  OR  DEFAULTED  OR MAY BE REMOVED OR REPLACED AND THAT SIMILAR OR DIFFERENT
MORTGAGE LOANS MAY BE ADDED TO THE POOL, AND THAT ONE OR MORE CLASSES OF  CERTIFICATES  MAY BE
SPLIT,  COMBINED OR  ELIMINATED),  AT ANY TIME PRIOR TO ISSUANCE  OR  AVAILABILITY  OF A FINAL
PROSPECTUS.   YOU  ARE   ADVISED   THAT   CERTIFICATES   MAY  NOT  BE  ISSUED  THAT  HAVE  THE
CHARACTERISTICS  DESCRIBED  IN THESE  MATERIALS.  THE  UNDERWRITER'S  OBLIGATION  TO SELL SUCH
CERTIFICATES  TO  YOU IS  CONDITIONED  ON THE  MORTGAGE  LOANS  AND  CERTIFICATES  HAVING  THE
CHARACTERISTICS  DESCRIBED IN THESE  MATERIALS.  IF FOR ANY REASON THE ISSUING ENTITY DOES NOT
DELIVER SUCH  CERTIFICATES,  THE  UNDERWRITER  WILL NOTIFY YOU, AND NEITHER THE ISSUING ENTITY
NOR ANY  UNDERWRITER  WILL HAVE ANY  OBLIGATION  TO YOU TO DELIVER  ALL OR ANY  PORTION OF THE
CERTIFICATES  WHICH YOU HAVE  COMMITTED  TO PURCHASE,  AND NONE OF THE ISSUING  ENTITY NOR ANY
UNDERWRITER  WILL BE LIABLE FOR ANY COSTS OR  DAMAGES  WHATSOEVER  ARISING  FROM OR RELATED TO
SUCH NON-DELIVERY.

NEITHER  THE  ISSUER  OF  THE  CERTIFICATES  NOR  ANY OF ITS  AFFILIATES  PREPARED,  PROVIDED,
APPROVED OR VERIFIED ANY STATISTICAL OR NUMERICAL  INFORMATION PROVIDED HEREIN,  ALTHOUGH THAT
INFORMATION MAY BE BASED IN PART ON LOAN LEVEL DATA PROVIDED BY THE ISSUER OR ITS AFFILIATES.

RISK FACTORS

The offered  certificates are not suitable investments for all investors.  In particular,  you should not purchase any class of offered  certificates  unless you understand the  prepayment, credit,  liquidity and market risks associated with that class.  The offered  certificates are complex  securities.  You  should  possess,  either  alone  or  together  with  an  investment advisor,  the expertise  necessary to evaluate the  information  contained in this term sheet, the term sheet  supplement  and the related base  prospectus for the offered  certificates  in the  context  of your  financial  situation  and  tolerance  for risk.  You  should  carefully consider,  among other  things,  all of the  applicable  risk factors in  connection  with the purchase  of any class of the  offered  certificates  listed  in the  section  entitled  "Risk
Factors" in the term sheet supplement.

                                       OFFERED CERTIFICATES
  CLASS       PASS-THROUGH         INITIAL         INITIAL RATING             DESIGNATIONS
                                 CERTIFICATE
                                  PRINCIPAL          (STANDARD &
                  RATE             BALANCE          POOR'S/FITCH)
CLASS A CERTIFICATES:
I-A-1             6.00%            $601,971,000        AAA/AAA               Senior/Fixed Rate
I-A-2             6.00%            $101,582,000        AAA/AAA               Senior/Fixed Rate
I-A-3             6.00%              $4,703,000        AAA/AAA               Senior/Fixed Rate
I-A-4             6.00%              $4,703,000        AAA/AAA               Senior/Fixed Rate
I-A-5             6.00%              $4,703,000        AAA/AAA               Senior/Fixed Rate
I-A-6             6.00%              $4,703,000        AAA/AAA               Senior/Fixed Rate
I-A-7             6.00%             $30,099,000        AAA/AAA           Senior/Lockout/Fixed Rate
II-A-1            5.50%            $300,923,000        AAA/AAA               Senior/Fixed Rate
I-A-P              0.00%               $599,347        AAA/AAA            Senior/Principal Only
I-A-V         Variable Rate                                                  Senior/Interest
                                       Notional        AAA/AAA             Only/Variable Rate
II-A-P             0.00%             $1,773,523        AAA/AAA            Senior/Principal Only
II-A-V        Variable Rate                                                  Senior/Interest
                                       Notional        AAA/AAA             Only/Variable Rate
Total Class A Certificates:      $1,055,759,870
CLASS R CERTIFICATES:
R-I               6.00%                    $100        AAA/AAA         Senior/Residual/Fixed Rate
R-II              5.50%                    $100        AAA/AAA         Senior/Residual/Fixed Rate
R-III             6.00%                    $100        AAA/AAA         Senior/Residual/Fixed Rate
Total senior certificates:       $1,055,760,170
CLASS M CERTIFICATES:
I-M-1             6.00%             $14,827,500         NA/AA             Mezzanine/Fixed Rate
I-M-2             6.00%              $4,682,200         NA/A              Mezzanine/Fixed Rate
I-M-3             6.00%              $3,121,500        NA/BBB             Mezzanine/Fixed Rate
II-M-1            5.50%              $2,612,900         NA/AA             Mezzanine/Fixed Rate
II-M-2            5.50%                $614,600         NA/A              Mezzanine/Fixed Rate
II-M-3            5.50%                $460,900        NA/BBB             Mezzanine/Fixed Rate
Total Class M Certificates:         $26,319,600
Total offered certificates:      $1,082,079,770

                                   NON-OFFERED CERTIFICATES(1)
CLASS B CERTIFICATES:
I-B-1             6.00%              $1,560,800         NA/BB            Subordinate/Fixed Rate
I-B-2             6.00%              $1,560,800         NA/B             Subordinate/Fixed Rate
I-B-3             6.00%              $1,560,877         NA/NA            Subordinate/Fixed Rate
II-B-1            5.50%                $307,300         NA/BB            Subordinate/Fixed Rate
II-B-2            5.50%                $307,400         NA/B             Subordinate/Fixed Rate
II-B-3            5.50%                $307,395         NA/NA            Subordinate/Fixed Rate

Total Class B Certificates:          $5,604,572

Total offered and
non-offered certificates:        $1,087,684,342

 (1)    The information presented for non-offered certificates is provided solely to assist your understanding of the offered certificates.

OTHER INFORMATION:

The aggregate initial principal balance of the offered and non-offered certificates shown above may not equal the sum of the principal balances of those certificates as listed above due to rounding.  Only the offered certificates are offered for sale pursuant to the prospectus supplement and the related prospectus.  The non-offered certificates will be sold by the depositor in a transaction exempt from registration under the Securities Act of 1933, as amended.

CLASS I-A-V CERTIFICATES AND CLASS II-A-V CERTIFICATES:

The interest rate payable with respect to the Class I-A-V Certificates varies according to the weighted average of the excess of the mortgage rate on each mortgage loan in loan group
I, net of the applicable master servicing fee rate and subservicing fee rate, over 6.00%.
On each monthly distribution date, holders of Class I-A-V Certificates will be entitled to receive interest at a rate equal to the current weighted average of the mortgage rates on the mortgage loans in loan group I minus the applicable master servicing fee rate, subservicing fee rate and 6.00%, provided that the interest rate will not be less than zero.

The interest rate payable with respect to the Class II-A-V Certificates varies according to the weighted average of the excess of the mortgage rate on each mortgage loan in loan group
II, net of the applicable master servicing fee rate and subservicing fee rate, over 5.50%.
On each monthly distribution date, holders of Class II-A-V Certificates will be entitled to receive interest at a rate equal to the current weighted average of the mortgage rates on the mortgage loans in loan group II minus the applicable master servicing fee rate, subservicing fee rate and 5.50%, provided that the interest rate will not be less than zero.

The Class I-A-V Certificates and Class II-A-V Certificates each do not have a certificate principal balance.  For the purpose of calculating interest payments, interest will accrue on a notional amount equal to, in the case of Class I-A-V Certificate, the aggregate stated
principal balance of the mortgage loans in loan group I, which is initially equal to approximately $780,377,225, and in the case of Class II-A-V Certificate, the aggregate stated principal balance of the mortgage loans in loan group II, which is initially equal to approximately $307,307,119.

The stated principal balance of any mortgage loan as of any date is equal to its scheduled principal balance as of the cut-off date, reduced by all principal payments received with respect to such mortgage loan that have been previously distributed to certificateholders and any losses realized with respect to such mortgage loan that have been previously allocated to certificateholders.  In addition, if a mortgage loan has been modified the stated principal balance would be increased by the amount of any interest or other amounts owing on the mortgage loan that have been capitalized in connection with such modification.

INTEREST DISTRIBUTIONS

   Holders of each class of Senior  Certificates  other than the Principal  Only  Certificates will be  entitled  to  receive  interest  distributions  in an  amount  equal  to the  Accrued
Certificate  Interest on that class on each distribution  date, to the extent of the Available
Distribution  Amount for that distribution date,  commencing on the first distribution date in the case of all classes of Senior Certificates entitled to interest distributions.

   Holders  of each  class  of Class M  Certificates  will be  entitled  to  receive  interest distributions  in an amount  equal to the Accrued  Certificate  Interest on that class on each distribution  date, to the extent of the Available  Distribution  Amount for that distribution date  remaining  after  distributions  of interest and  principal to the Senior  Certificates, reimbursements  for some  Advances to the master  servicer and  distributions  of interest and principal to any class of Class M Certificates having a higher payment priority.

   As described in the  definition  of "Accrued  Certificate  Interest,"  Accrued  Certificate
Interest  on each class of  certificates  is subject to  reduction  in the event of  specified interest shortfalls allocable thereto.

   The Principal Only Certificates are not entitled to distributions of interest.

   The  pass-through  rates on all classes of offered  certificates,  other than the  Variable
Strip Certificates and Principal Only Certificates, are fixed.

   The pass-through  rate on the Variable Strip  Certificates on each  distribution  date will equal the weighted  average,  based on the Stated  Principal  Balance of the mortgage loans in the related loan group immediately  preceding that distribution  date, of the pool strip rates on each of the mortgage  loans in the related  loan group.  The pool strip rate on any group I loan is equal to its Net  Mortgage  Rate  minus  6.00%,  but not less  than  0.00%.  As of the cut-off date,  the pool strip rates on the mortgage  loans in loan group I range between 0.00%
and 1.545% per  annum.  The pool strip rate on any group II loan is equal to its Net  Mortgage
Rate minus 5.50%,  but not less than 0.00%.  As of the cut-off  date,  the pool strip rates on the  mortgage  loans in loan group II range  between  0.00% and 1.295% per annum.  The initial pass-through  rates on the Class I-A-V  Certificates  and the Class  II-A-V  Certificates  are
approximately 0.3506% and 0.3264% per annum, respectively.

   The Accrued  Certificate  Interest allocable to each class of certificates,  other than the
Principal Only  Certificates,  which are not entitled to distributions  of interest,  is based on the  Certificate  Principal  Balance  of that  class or, in the case of the  Interest  Only
Certificates, on the Notional Amount of that class.

PRINCIPAL DISTRIBUTIONS ON THE SENIOR CERTIFICATES

   The holders of the Senior  Certificates  related to a loan group,  other than the  Interest
Only Certificates,  which are not entitled to distributions of principal,  will be entitled to receive on each  distribution  date and to the extent of the portion of the related  Available
Distribution   Amount  remaining  after  the  distribution  of  the  related  Senior  Interest
Distribution  Amount,  a distribution  allocable to principal  equal to the sum of the related
Senior Principal Distribution Amount and the related Class A-P Principal Distribution Amount.

   After the distribution of the related Senior Interest  Distribution  Amount,  distributions of principal on the Senior Certificates on each distribution date will be made as follows:

   (a)  For the Group I Senior  Certificates,  prior to the  occurrence of the related  Credit
Support Depletion Date:

        (i)    the  Class  A-P  Principal  Distribution  Amount  for  loan  group  I  will  be distributed to the Class I-A-P  Certificates,  until the Certificate  Principal Balance of the
Class I-A-P Certificates has been reduced to zero;

        (iii)  the Senior Principal  Distribution  Amount for loan group I will be distributed concurrently as follows:

               (A)    first,  to the Class  R-I and Class  R-III  Certificates,  pro rata,  in accordance with their respective  Certificate  Principal  Balances thereof,  until the
        Certificate Principal Balances thereof have been reduced to zero;

               (B)    second,  the  balance  of  the  Senior  Principal   Distribution  Amount
        remaining after the  distributions,  if any,  described in clause  (a)(iii)(A)  above, will be distributed concurrently as follows:

                             (1)    79.9999734207%   of  the   amount   described   in  clause
                      (a)(iii)(B) will be distributed to the Class I-A-1  Certificates,  until the Certificate Principal Balance thereof has been reduced to zero; and

                              (2)   20.0000265793%   of  the   amount   described   in  clause
                      (a)(iii)(B) will be distributed in the following manner and priority:

                                    (a)     first, to the Class I-A-7 Certificates,  an amount
                                    up to the  Lockout  Amount  for  that  distribution  date, until the Certificate  Principal  Balance thereof has been reduced to zero;

                                    (b)     second,  to the Class I-A-2,  Class  I-A-3,  Class
                                    I-A-4,   Class   I-A-5  and  Class   I-A-6   Certificates,
                                    sequentially,   in  that  order,   until  the  Certificate
                                    Principal Balances thereof have been reduced to zero; and

                                    (c)     third,  to the Class I-A-7  Certificates,  without
                                    regard to the Lockout Amount for that  distribution  date, until the Certificate  Principal  Balance thereof has been reduced to zero.

(b)     For the Group II Senior Certificates, prior to the occurrence of the related Credit
Support Depletion Date:

   (i)  the Class A-P Principal Distribution Amount for loan group II will be distributed to the Class II-A-P Certificates, until the Certificate Principal Balance of the Class II-A-P
Certificates has been reduced to zero;

   (ii) the Senior Principal Distribution Amount for loan group II will be distributed in the following order of priority:

          (A)  first, to the Class R-II Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and

          (B)  second, to the Class II-A-1, until the Certificate Principal Balance thereof has been reduced to zero.

(c)     On or after the  occurrence of the Credit  Support  Depletion Date for loan group I or loan group II, as  applicable,  all  priorities  relating to  distributions  as  described  in clauses (a) and (b) above  relating to principal  among the related Senior  Certificates  will be  disregarded.  Instead,  an amount equal to the related  Class A-P  Principal  Distribution
Amount will be  distributed  to the related Class A-P  Certificates,  and then the  applicable
Senior Principal  Distribution  Amount will be distributed to the related Senior  Certificates remaining,  other than the related Class A-P Certificates,  pro rata, in accordance with their respective outstanding Certificate Principal Balances.

(d)     After reduction of the Certificate  Principal Balances of the Senior Certificates of a
Certificate  Group,  other than the related Class A-P  Certificates,  to zero but prior to the related Credit Support  Depletion  Date, the Senior  Certificates in that  Certificate  Group, other than the related Class A-P  Certificates,  will be entitled to no further  distributions of  principal  and the  related  Available  Distribution  Amount  will be paid  solely  to the holders of the Class A-P,  Variable  Strip,  Class M and Class B  Certificates  in the related
Certificate Group.